EXHIBIT 4.37

AMENDMENT NO. 1 TO SERIES 2009-1 SUPPLEMENT

THIS AMENDMENT NO. 1, dated as of February 16, 2010 (the “Amendment”), to the Agreement (as defined below), is entered into by TAL Advantage III LLC, a Delaware limited liability company (the “Issuer”), Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Trustee”), and consented to by Wachovia Bank N.A., as Control Party for Series 2009-1 (“WBNA”).

WITNESSETH:

WHEREAS, the Issuer and the Indenture Trustee have previously entered into the SERIES 2009-1 SUPPLEMENT, dated as of October 23, 2009 (as amended, supplemented and otherwise modified from time to time, the “Agreement”); and

WHEREAS, the parties hereto desire to amend the Agreement in order to amend Section 205(d) of the Agreement to permit the Issuer, upon the terms and conditions described therein, to increase the aggregate Series 2009-1 Note Existing Commitments by an amount not to exceed One Hundred Forty-Five Million Dollars ($145,000,000);

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1.               Defined Terms.  Unless otherwise amended by the terms of this Amendment, capitalized terms used in this Amendment shall have the meanings assigned in the Agreement.

SECTION 2.               Amendment to Agreement.  Section 205(d) of the Agreement is hereby amended and restated as follows:

“              (d)           Optional Increase in Series 2009-1 Note Existing Commitments.  The Issuer may, by means of a letter delivered to Administrative Agent and the Indenture Trustee (with a copy to each Interest Rate Hedge Counterparty) on not more than five (5) occasions prior to the Conversion Date, request that the aggregate Series 2009-1 Note Existing Commitments be increased by an aggregate amount not to exceed One Hundred Forty-Five Million Dollars ($145,000,000), (a) increasing the commitment of one or more then existing Series 2009-1 Noteholders that have agreed to such increase and/or (b) by issuing additional Series 2009-1 Notes to one or more commercial banks, finance companies or other Persons (each an “Additional Series 2009-1 Noteholder”) with a Series 2009-1 Note Existing Commitment in an amount agreed to by any such Additional Series 2009-1 Noteholder.  Any such increase in the aggregate Series 2009-1 Note Existing Commitment made in accordance with this Section 205(d) shall be effective three (3) Business Days after the date on which Issuer has delivered to the Administrative Agent and the Indenture Trustee the Increase Letter (as such term is defined in the Series 2009-1 Supplement) (in the case of an increase in the Commitments of an existing Series 2009-1 Noteholder) or Related Group Additional Notice (as such term is defined in the Series 2009-1 Supplement) (in the case of the addition of an Additional  Series 2009-1 Noteholders).  If the Issuer pays or agrees to pay to any Series 2009-1 Noteholder or Additional

Series 2009-1 Noteholder, any increased Commitment Fee and/or Applicable Margin, then the terms of this Supplement shall automatically be amended with the effect that the amount of such increased Commitment Fee and/or Applicable Margin shall be payable on a prospective basis  to all then existing Series 2009-1 Noteholders.”

SECTION 3.               Representations and Warranties.  The Issuer hereby confirms that each of the representations and warranties set forth in Article VI of the Agreement is true and correct as of the date first written above with the same effect as though each had been made as of such date, except to the extent that any of such representations and warranties expressly relates to earlier dates.

SECTION 4.               Effectiveness.

(a)           Except as expressly amended by the terms of this Amendment, all terms and conditions of the Agreement, as amended, shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto.

(b)           This Amendment shall be effective upon execution and delivery hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c)           After the execution and delivery hereof by the parties hereto, (i) this Amendment shall be a part of the Agreement, and (ii) each reference in the Agreement to “this Agreement” and “hereof”, “hereunder” or words of like import, and each reference in any other document to the Agreement shall mean and be a reference to the Agreement as amended or modified hereby.

(d)           Each party hereto agrees and acknowledges that this Amendment constitutes a “Transaction Document” under the Indenture.

SECTION 5.               Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts (which may include facsimile or PDF file), each of which shall be executed by the Issuer, the Indenture Trustee and the Control Party, and be deemed an original and all of which shall constitute together but one and the same agreement.

SECTION 6.               Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW).

SECTION 7.               Consent to Jurisdiction.  The parties hereto hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in New York County, New York, in any action, claim or other proceeding arising out of any dispute in connection with this Amendment, any rights or obligations hereunder, or the performance of such rights and obligations.

SECTION 8.               Entire Agreement.  This Amendment constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof.

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[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TAL ADVANTAGE III LLC, as Issuer

By:
Name:
Title:

Amendment 1 to Series 2009-1 Supplement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as indenture trustee

By:
Name:
Title:

Amendment 1 to Series 2009-1 Supplement

WACHOVIA BANK, N.A., as the Control Party for Series 2009-1

By:

Name:
Title:

Amendment 1 to Series 2009-1 Supplement